Exhibit 99.1


Contact:    Matthew M. Loar
            Chief Financial Officer
            Phone: 650-562-1424

FOR IMMEDIATE RELEASE:
---------------------

                        GENELABS ANNOUNCES COLLABORATION
                      FOR DEVELOPMENT AND COMMERCIALIZATION
                      OF HCV NON-NUCLEOSIDE DRUG CANDIDATES

REDWOOD CITY, Calif. - June 5, 2006 - Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it has entered into a license and collaboration agreement with Novartis for the development and commercialization of compounds from Genelabs' Hepatitis C Virus (HCV) non-nucleoside drug discovery program.

"I am delighted that Genelabs and Novartis are entering into this collaboration. This collaboration links us with a partner that has the scope, scale, expertise and commitment to make a major impact on the future treatment of HCV infection," stated James A.D. Smith, President and Chief Executive Officer. "The Genelabs non-nucleosides covered by this collaboration have the potential to be complementary with other HCV drugs being developed by Novartis, and I believe Novartis is well positioned to move this project forward efficiently."

Under the terms of the agreement, Genelabs is eligible to receive approximately $20 million over a planned two-year research program, including initial up-front payments of $12.5 million. If all potential clinical, regulatory and sales milestones are met, additional payments to Genelabs could exceed $175 million. Genelabs is also entitled to a royalty on net sales of products covered by the collaboration.

"This is the second major collaboration for Genelabs based on our HCV drug discovery platform, and we are very pleased to have Novartis as our partner," stated Ronald C. Griffith, Ph.D., Chief Scientific Officer. "I am proud of the highly skilled and dedicated scientists working at Genelabs, who have all contributed to our HCV drug discovery successes."

About the Hepatitis C Virus
---------------------------
Hepatitis C is a viral liver disease caused by infection with the Hepatitis C Virus. Worldwide, 170 million people are estimated to be infected with the hepatitis C virus. Liver disease resulting from chronic HCV infection is now recognized as the leading cause of liver failure and liver transplantation in the United States. Currently, there is no vaccine that can protect against HCV infection.

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Genelabs Announces Collaboration for Development and Commercialization
of HCV Non-Nucleoside Drug Candidates
Page 2



About the Collaboration
-----------------------
Under the terms of the agreement, Genelabs is responsible for drug discovery research and Novartis is responsible for development and commercialization. Novartis has an option to extend the research funding for a third year and has a right of first negotiation for Genelabs' HCV NS5a drug discovery compounds.

Lazard acted as financial advisor to Genelabs.

About Genelabs Technologies
---------------------------
Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs(R) and the Genelabs logo are registered trademarks and Prestara(TM) is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the progress of the Company's HCV drug discovery programs, including the preclinical development status and future development of compounds that may result from the collaboration with Novartis. It also contains forward-looking statements regarding Genelabs' NS5a program, the Company's business strategy, and payments that may be received under the collaboration with Novartis. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, the potential delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs' stock price; failures or setbacks in our HCV research and development programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara(TM), including an adverse response from the FDA or a determination to discontinue development of Prestara; lease termination; increases in expenses and Genelabs' capital requirements and history of operating losses. Please see the information appearing in Genelabs' filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions "Risk Factors" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

                                      -end-